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                             TAX SHARING AGREEMENT

  This Agreement is entered into as of December 11, 1996 by and between Tenneco Inc., a Delaware corporation ("Tenneco"), Newport News Shipbuilding Inc. (formerly known as Tenneco InterAmerica Inc.), a Delaware corporation ("Shipbuilding Company"), New Tenneco Inc., a Delaware corporation ("Industrial Company"), and El Paso Natural Gas Company, a Delaware corporation ("Acquiror"). Tenneco, Shipbuilding Company, and Industrial Company are sometimes collectively referred to herein as the "Companies." Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                   RECITALS

  WHEREAS, as of the date hereof, Tenneco is the common parent of an affiliated group of corporations, including Shipbuilding Company and Industrial Company, which has elected to file consolidated Federal income tax returns; and

  WHEREAS, the Companies have entered into a Distribution Agreement setting forth the corporate transactions pursuant to which Tenneco will distribute all of the outstanding shares of common stock of Shipbuilding Company and all of the outstanding shares of common stock of Industrial Company to Tenneco shareholders in transactions intended to qualify as tax-free distributions under Section 355 of the Code (as defined below); and

  WHEREAS, as a result of the Distributions, Shipbuilding Company and Industrial Company, and their respective subsidiaries, will cease to be members of the affiliated group of which Tenneco is the common parent, effective as of the Distribution Date; and

  WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transactions contemplated by the Distribution Agreement, and to provide for and agree upon other matters relating to Taxes;

  NOW THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

  Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

  "ACCOUNTING CUTOFF DATE" means, with respect to each of Shipbuilding Company and Industrial Company, any date as of the end of which there is a closing of the financial accounting records for such entity.

  "ACCOUNTING FIRM" shall have the meaning provided in Section 15.

  "ACQUIROR" means El Paso Natural Gas Company, a Delaware corporation, and any successor.

  "ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

  "AFFILIATE" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Distributions.

  "AGREEMENT" shall mean this Tax Sharing Agreement.
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  "ALLOCATED FEDERAL TAX LIABILITY" shall have the meaning provided in Section
5.01(b)(i).

  "BASE AMOUNT ADJUSTMENT ITEMS" means any Tax Items arising from the amounts described in clause (i)(A) of the definition of Base Amount in the Debt and Cash Allocation Agreement attached as Exhibit C to the Distribution Agreement (relating to gas supply realignment costs and recoveries of such costs) or in clause (i)(C) of such definition of Base Amount (relating to payments made in settlement of any significant Energy Liability (as defined in the Merger Agreement)), and any Tax Items related to such amounts (such as income accrued with respect to payments to be received after the Distribution Date from customers, insurers, or other third parties with respect to gas supply realignment costs or settlements of Energy Liabilities).

  "CARRYBACK" means any net operating loss, net capital loss, excess tax credit, or other similar Tax item which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

  "CODE" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

  "COMPANIES" means Tenneco, Shipbuilding Company, and Industrial Company, collectively, and "COMPANY" means any one of Tenneco, Shipbuilding Company, or Industrial Company.

  "CONSOLIDATED OR COMBINED INCOME TAX" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

  "CONSOLIDATED OR COMBINED STATE INCOME TAX" means any State Income Tax computed by reference to the assets and activities of members of more than one Group.

  "CONSOLIDATED TAX LIABILITY" means, with respect to any Tenneco Federal Consolidated Return, the "tax liability of the group" as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts, and penalties as provided in the
Code), adjusted as follows:

    (i) such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55;

    (ii) in the case of the Tax Period which includes the Distribution Date, the Consolidated Tax Liability shall be computed as if the Distribution Date were the last day of the Tax Period; and

    (iii) Base Amount Adjustment Items and Debt Discharge Items shall be disregarded.

  "CUMULATIVE FEDERAL TAX PAYMENT" shall have the meaning provided in Section 5.01(b)(ii).

  "DEBT DISCHARGE ITEMS" means any Tax Items arising from the Debt Realignment (as defined in the Merger Agreement).

  "DISTRIBUTION AGREEMENT" means the agreement, as amended from time to time, setting forth the corporate transactions required to effect the distribution to Tenneco shareholders of Shipbuilding Common Shares and Industrial Common Shares, and to which this Tax Sharing Agreement is attached as an exhibit.

  "DISTRIBUTION DATE" means the Distribution Date as that term is defined in the Distribution Agreement.

  "DISTRIBUTIONS" means the distributions to Tenneco shareholders on the Distribution Date of all of the outstanding stock of Industrial Company and Shipbuilding Company owned by Tenneco.

  "EFFECTIVE TIME" shall have the meaning provided in the Merger Agreement.

  "ENERGY INVESTMENTS GROUP" means the corporations, or divisions of corporations, identified on Schedule 3.

  "FEDERAL ALLOCATION METHOD" shall have the meaning provided in Section
2.02(a).

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  "FEDERAL INCOME TAX" means any Tax imposed by Subtitle A or F of the Code.

  "FEDERAL TAX ADJUSTMENT" shall have the meaning provided in Section 2.02(b).

  "FOREIGN INCOME TAX" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

  "GROUP" means the Tenneco Group, the Shipbuilding Group, and the Industrial Group, as the context requires.

  "GSR ITEMS" means, for any Tax Period: (a) the deductions or losses allowable in such Tax Period attributable to (i) the payment of gas supply realignment costs as described in clause (i) of the definition of Base Amount in the Debt and Cash Allocation Agreement attached as Exhibit C to the Distribution Agreement, or (ii) the payment in any Post-Distribution Tax Period of gas supply realignment costs incurred pursuant to contracts entered into on or prior to the Distribution Date; and (b) any taxable income or gain recognized in such Tax Period attributable to the recovery of such costs from customers, insurers, or third parties or attributable to any reduction in any previously deducted payments.

  "INCOME TAX" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

  "INDUSTRIAL ADJUSTMENT" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Industrial Company would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement. For purposes of this Agreement, any proposed adjustment relating to Tenneco Business Services Inc. (or the predecessor shared services project of Tenneco) shall be an Industrial Adjustment, and Industrial Company shall be liable for any Taxes (and shall be entitled to receive any Tax Benefit) arising from such adjustments.

  "INDUSTRIAL COMPANY" means New Tenneco Inc., a Delaware corporation, and any successor.

  "INDUSTRIAL GROUP" means Industrial Company and its Affiliates as determined immediately after the Distributions, modified as provided in Section 18.

  "INDUSTRIAL GROUP PRIOR FEDERAL TAX LIABILITY" shall have the meaning provided in Section 2.02(b)(ii).

  "INDUSTRIAL GROUP PRIOR STATE TAX LIABILITY" shall have the meaning provided in Section 2.03(b)(ii)(B).

  "INDUSTRIAL GROUP RECOMPUTED FEDERAL TAX LIABILITY" shall have the meaning provided in Section 2.02(b)(i).

  "INDUSTRIAL GROUP RECOMPUTED STATE TAX LIABILITY" shall have the meaning provided in Section 2.03(b)(ii)(A).

  "JOINT ADJUSTMENT" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither an Industrial Adjustment, a Shipbuilding Adjustment, nor a Tenneco Adjustment.

  "MERGER" means the merger of El Paso Merger Company with and into Tenneco as described in the Merger Agreement.

  "MERGER AGREEMENT" means the Amended and Restated Agreement and Plan of Merger among Tenneco, Acquiror, and El Paso Merger Company dated as of June 19, 1996, as amended from time to time.

  "PAYMENT DATE" means (i) with respect to any Tenneco Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed,

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and (ii) with respect to any Tax Return for any Consolidated or Combined State
Income Tax, the corresponding dates determined under the applicable Tax Law.

  "POST-DISTRIBUTION PERIOD" means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

  "PRE-DISTRIBUTION PERIOD" means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

  "PRIME RATE" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

  "PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS" means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between or among the Tenneco Group, the Shipbuilding Group, and the Industrial Group as of the Distribution Date (other than this Agreement and other than any such agreement or arrangement between or among persons who are members of a single Group). The following agreements, including any amendments thereto, shall not be considered a Prior Intercompany Tax Allocation Agreement: (i) the agreement by and between Tenneco and Case Equipment Corporation (now known as Case Corporation) dated June 23, 1994; (ii) the agreement by and among Tenneco, Tenneco United Kingdom Holdings Limited, and Albright and Wilson plc dated February 16, 1995; and (iii) the agreement by and between Tennessee Gas Pipeline Company, Tenneco Gas Marketing Company, and IGC Energy, Inc. dated November 1, 1995.

  "PROHIBITED ACTION" shall have the meaning provided in Section 11.

  "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

  "RESTRUCTURING TAX" means the Taxes described in Sections 2.06(a)(ii) or 2.06(a)(iii) (relating to Tax resulting from any income or gain recognized as a result of the Transactions).

  "RULING REQUEST" means the letter filed by Tenneco with the Internal Revenue Service requesting a ruling from the Internal Revenue Service regarding certain tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

  "SEPARATE COMPANY TAX" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

  "SHIPBUILDING ADJUSTMENT" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Shipbuilding Company would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

  "SHIPBUILDING COMPANY" means Newport News Shipbuilding Inc. (formerly known as Tenneco InterAmerica Inc.), a Delaware corporation, and any successor.

  "SHIPBUILDING GROUP" means Shipbuilding Company and its Affiliates as determined immediately after the Distributions, modified as provided in
Section 18.

  "STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Distribution Date.

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

  "STATE INCOME TAX" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

  "TAX" or "TAXES" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

  "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

  "TAX BENEFIT" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

  "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund) for any Tax Period ending on or before the Distribution Date or any Straddle Period.

  "TAX CONTEST COMMITTEE" shall have the meaning provided in Section 9.02(b).

  "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

  "TAX LAW" means the law of any governmental entity or political subdivision thereof relating to any Tax.

  "TAX OPINION" means the opinion letter to be issued by Tenneco's tax counsel as required by the Merger Agreement, a form of which is attached as Exhibit K of the Merger Agreement.

  "TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

  "TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

  "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

  "TENNECO" means Tenneco Inc., a Delaware corporation, and any successor.

  "TENNECO ADJUSTMENT" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Tenneco would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

  "TENNECO FEDERAL CONSOLIDATED RETURN" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Tenneco as the common parent and includes any member of the Shipbuilding Group or the Industrial Group.

  "TENNECO GROUP" means Tenneco and its Affiliates, excluding any entity that is a member of the Industrial Group or the Shipbuilding Group.

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

  "TRANSACTIONS" means the transactions contemplated by the Distribution Agreement (including the Corporate Restructuring Steps and Distributions, as defined in such agreement) and by the Merger Agreement (including the Debt Realignment, as defined in such agreement).

  "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

  Section 2. Allocation of Tax Liabilities. The provisions of this Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Distribution Periods. Once the liability has been determined under this
Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to another Company.

  2.01 General Rule

    (a) Tenneco Liability. Tenneco shall be liable for all Taxes not specifically allocated to either Industrial Company or Shipbuilding Company under this Section 2. Tenneco shall indemnify and hold harmless the Industrial Group and the Shipbuilding Group from and against any liability for Taxes which Tenneco is liable for under this Section 2.01(a).

    (b) Industrial Company Liability. Industrial Company shall be liable for, and shall indemnify and hold harmless the Tenneco Group and the Shipbuilding Group from and against any liability for, Taxes which are allocated to Industrial Company under this Section 2.

    (c) Shipbuilding Company Liability. Shipbuilding Company shall be liable for, and shall indemnify and hold harmless the Tenneco Group and the Industrial Group from and against any liability for, Taxes which are allocated to Shipbuilding Company under this Section 2.

  2.02 Allocation of United States Federal Income Tax. Except as provided in Sections 2.06, 6.02, and 6.03:

    (a) Allocation of Tax Relating to Tenneco Federal Consolidated Returns Filed After the Distribution Date. With respect to any Tenneco Federal Consolidated Return filed after the Distribution Date, the Consolidated Tax Liability shall be allocated among the Groups in accordance with the method prescribed in Treasury Regulation Section 1.1552-1(a)(1) (as in effect on the date hereof) determined by treating each Group as a single member of the consolidated group and by disregarding Base Amount Adjustment Items and Debt Discharge Items in computing each Group's taxable income (the "Federal Allocation Method"). For purposes of such allocation, the excess, if any, of (i) Consolidated Tax Liability over (ii) Consolidated Tax Liability determined without regard to any alternative minimum tax liability under Code Section 55, shall be allocated among the Groups in accordance with their respective amounts of alternative minimum taxable income, and any corresponding alternative minimum tax credit shall be allocated in accordance with the allocation of such alternative minimum tax liability. Any amount so allocated to the Industrial Group shall be a liability of Industrial Company to Tenneco under this Section 2, and any amount so allocated to the Shipbuilding Group shall be a liability of Shipbuilding Company to Tenneco under this Section 2. Amounts described in Code Section 1561 (relating to limitations on certain multiple benefits) shall be divided equally among the Tenneco Group, the Industrial Group, and the Shipbuilding Group to the extent permitted by the Code.

    (b) Allocation of Tenneco Federal Consolidated Return Tax Adjustments. If there is any adjustment to the reported Tax liability with respect to any Tenneco Federal Consolidated Return, or to such Tax liability as previously adjusted, Industrial Company shall be liable to Tenneco for the excess (if any) of--

      (i) the Consolidated Tax Liability of the Industrial Group computed as if all members of the Industrial Group included in the Tax Return had filed a consolidated Tax Return for such members based on the Tax Items of such members as so adjusted (the "Industrial Group Recomputed Federal Tax Liability"); over

      (ii) the Consolidated Tax Liability of the Industrial Group computed as if such members of the Industrial Group had filed a consolidated Tax Return for such members based on the Tax Items of such

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    members as reported (or, if applicable, as previously adjusted) (the
    "Industrial Group Prior Federal Tax Liability").

  If the Industrial Group Prior Federal Tax Liability exceeds the Industrial Group Recomputed Federal Tax Liability, Tenneco shall be liable to Industrial Company for such excess. The Shipbuilding Group liability shall be recomputed in a like manner, and Shipbuilding Company shall be liable to Tenneco for any excess of the Shipbuilding Group Recomputed Federal Tax Liability over the Shipbuilding Group Prior Federal Tax Liability, and Tenneco shall be liable to Shipbuilding Company for any excess of the Shipbuilding Group Prior Federal Tax Liability over the Shipbuilding Group Recomputed Federal Tax Liability. For purposes of this Section 2.02(b), if the Industrial Group or the Shipbuilding Group has a net operating loss after taking into account the adjustments allocable to such group, the Recomputed Federal Tax Liability of the group shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for the applicable taxable year.

    (c) Special Allocation With Respect to Energy Investments Group. If the net operating loss of the Energy Investments Group as reported on the Tenneco Federal Consolidated Tax Return for the taxable year ended December 31, 1996 (but computed as if the Distribution Date were the last day of the Tax Period) is less than $185,000,000, Industrial Company shall be liable to Tenneco for an amount equal to 35% of the difference between $185,000,000 and the Energy Investments Group net operating loss or net taxable income. If such net operating loss of the Energy Investments Group is greater than $213,000,000, Tenneco shall be liable to Industrial Company for an amount equal to 35% of the difference between $213,000,000 and the amount of the Energy Investments Group net operating loss. If there is any subsequent adjustment to the Energy Investment Group's net operating loss or taxable income, the amount payable by or to Industrial Company under this Section 2.02(c) shall be adjusted accordingly based on the net operating loss or taxable income as adjusted.

  2.03 Allocation of State Income Taxes. Except as provided in Sections 2.04, 2.05, 2.06, 6.02, and 6.03, State Income Taxes shall be allocated as follows:

    (a) Separate Company Taxes. In the case of any State Income Tax which is a Separate Company Tax, Industrial Company shall be liable for such Tax imposed on any members of the Industrial Group, and Shipbuilding Company shall be liable for such Tax imposed on any members of the Shipbuilding Group.

    (b) Consolidated or Combined State Income Taxes. In the case of any Consolidated or Combined State Income Tax, the liability of Industrial Company and Shipbuilding Company with respect to such Tax for any Tax Period shall be computed as follows:

      (i) Allocation of Tax Reported on Tax Returns Filed After the Distribution Date. In the case of any Consolidated or Combined State Income Tax reported on any Tax Return filed after the Distribution Date (excluding any amended return), Industrial Company shall be liable to Tenneco for the State Income Tax liability computed as if all members of the Industrial Group included in the computation of such Tax had filed a consolidated or combined Tax Return for such Industrial Group members based on the income, apportionment factors, and other items of such members, and Shipbuilding Company shall be liable to Tenneco for the State Income Tax liability computed as if all members of the Shipbuilding Group included in the computation of such Tax had filed a consolidated or combined Tax Return for such Shipbuilding Group members based on the income, apportionment factors, and other items of such members.

      (ii) Allocation of Combined or Consolidated State Income Tax Adjustments. If there is any adjustment to the amount of Consolidated or Combined State Income Tax reported on any Tax Return (or as previously adjusted), the liability of the Industrial Group and the Shipbuilding Group shall be recomputed as provided in this subparagraph. Industrial Company shall be liable to Tenneco for the excess (if any) of--

        (A) the State Income Tax liability computed as if all members of the Industrial Group included in the Tax Return had filed a consolidated or combined Tax Return for such members

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      based on the income, apportionment factors, and other items of such members as so adjusted (the "Industrial Group Recomputed State Tax Liability"); over

        (B) the State Income Tax liability computed as if such members of the Industrial Group had filed a consolidated or combined Tax Return for such members based on the income, apportionment factors, and other items of such members as reported (or, if applicable, as previously adjusted) (the "Industrial Group Prior State Tax Liability").

    If the Industrial Group Prior State Tax Liability exceeds the Industrial Group Recomputed State Tax Liability, Tenneco shall be liable to Industrial Company for such excess. The Shipbuilding Group liability shall be recomputed in a like manner, and Shipbuilding Company shall be liable to Tenneco for any excess of the Shipbuilding Group Recomputed State Tax Liability over the Shipbuilding Group Prior State Tax Liability, and Tenneco shall be liable to Shipbuilding Company for any excess of the Shipbuilding Group Prior State Tax Liability over the Shipbuilding Group Recomputed State Tax Liability. For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to the related Consolidated or Combined State Income Tax.

  2.04 Allocation of State Income Tax Effects of Federal Audit Adjustments. Tenneco shall be liable for any State Income Taxes resulting from the adjustments to Tenneco Federal Consolidated Returns for Tax Periods ending on or before December 31, 1989. In accordance with Section 6, any Tax Benefit realized by the Shipbuilding Group or by the Industrial Group as a result of Tenneco's payment of such State Income Taxes shall be for the account of Tenneco and shall be paid to Tenneco under Section 6. For example, if Tenneco pays a State Income Tax liability of $100x related to adjustments to the Tax Return of a member of the Shipbuilding Group, and if such payment is available as a deduction on the Shipbuilding Group's Tax Return for Federal Income Tax, Shipbuilding Company shall pay to Tenneco the Federal Income Tax benefit attributable to the deduction (i.e., $35x assuming a 35% maximum marginal tax rate under Code Section 11, and assuming the payment is treated as a nondeductible dividend under the Code in accordance with Section 14 of this Agreement).

  2.05 Allocation of Other Taxes. Except as provided in Section 2.06, all Taxes other than those specifically allocated pursuant to Sections 2.03 through 2.04 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed. As between the parties to this Agreement, Industrial Company shall be liable for all Taxes imposed on any member of the Industrial Group (including Taxes imposed on the separate consolidated federal income tax return of Tenneco International Holding Corp.), and Shipbuilding Company shall be liable for all Taxes imposed on any member of the Shipbuilding Group. The Companies believe that there is no Tax not specifically allocated pursuant to Sections 2.03 through 2.04 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies, or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

  2.06 Transaction and Other Taxes

    (a) Tenneco Liability. Except as otherwise provided in Sections 2.06 and 6.02, Tenneco shall be liable for, and shall indemnify and hold harmless Industrial Group and the Shipbuilding Group from and against any liability for, all Taxes resulting from the Transactions (other than Taxes allocated to the Acquiror under the Merger Agreement), including:

      (i) Any sales and use, gross receipts, or other transfer Taxes imposed on the transfers occurring pursuant to the Transactions;

      (ii) any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Transactions; and

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      (iii) any Tax resulting from any income or gain recognized as a result of any of the transactions contemplated by the Distribution Agreement failing to qualify for tax-free treatment under Code Sections 332, 351, 355, 361, or other provisions of the Code (as contemplated in the Ruling Request) or other applicable Tax Laws, or as a result of the Merger failing to qualify for tax-free treatment under Code Sections 354 and 361 or other provisions of the Code or other applicable Tax Laws (as contemplated in the Merger Agreement).

  If any Tax referred to in this Section 2.06(a) is included in the definition of Actual Energy Debt Amount, but cannot be calculated on the Energy Determination Date (as such terms are defined in the Debt and Cash Allocation Agreement attached as Exhibit C to the Distribution Agreement), then Industrial Company shall pay to Tenneco the amount which would have been included in the Actual Energy Debt Amount. Such payments shall be made at the time such amounts are determinable. For the purposes of this Section 2.06(a) and the definition of Actual Energy Debt Amount (as defined in the Debt and Cash Allocation Agreement), the term "transfer Taxes" includes any Illinois franchise tax imposed under Ill. Rev. Stat. ch. 805, (S) 15.65(b) in connection with the transfer by Tenneco Corporation of net intercompany receivables in the approximate amount of $6.9 billion to a subsidiary of Midwestern Gas Transmission Company in connection with the Corporate Restructuring Transactions.

    (b) Indemnity for Inconsistent Acts. Industrial Company shall be liable for, and shall indemnify and hold harmless the Tenneco Group and the Shipbuilding Group from and against any liability for, any Restructuring Tax (described in subparagraphs (ii) and (iii) above) to the extent arising from any breach of Industrial Company's representations or covenants under
  Section 11. Shipbuilding Company shall be liable for, and shall indemnify and hold harmless the Tenneco Group and the Industrial Group from and against any liability for, any Restructuring Tax to the extent arising from any breach of Shipbuilding Company's representations or covenants under
  Section 11. Acquiror shall be liable for, and shall indemnify and hold harmless the Industrial Group and Shipbuilding Group from and against any liability for, any Restructuring Tax to the extent arising from any breach of Acquiror's representations or covenants under Section 11.

    (c) Indemnity for Representations. Industrial Company shall be liable for, and shall indemnify and hold harmless the Tenneco Group and the Shipbuilding Group from and against any liability for, any Restructuring Tax to the extent arising from the inaccuracy of any factual statements or representations in connection with the Ruling Request or the Tax Opinion, but in each case only to the extent such inaccuracy arises from facts in existence prior to the Effective Time, and excluding any inaccuracy with respect to any statements or representations relating to Acquiror, Shipbuilding Company, or their Affiliates or any plan or intention on the part of Acquiror, Shipbuilding Company, or their Affiliates as to actions to be taken at or subsequent to the Effective Time. Shipbuilding Company shall be liable for, and shall indemnify and hold harmless the Tenneco Group and the Industrial Group from and against any liability for, any Restructuring Tax to the extent arising from the inaccuracy of any factual statements or representations relating to the Shipbuilding Company or its Affiliates in connection with the Ruling Request or the Tax Opinion. Acquiror shall be liable for, and shall indemnify and hold harmless the Industrial Group and the Shipbuilding Group from and against any liability for, any Restructuring Tax to the extent arising from the inaccuracy of any factual statements or representations relating to Acquiror or its Affiliates (other than the Tenneco Group) in connection with the Ruling Request or the Tax Opinion.

    (d) Change in Law Relating to Deferred Gains. If between the date of the Merger Agreement and the Effective Time there is a change in law and as a result of such change in law Tenneco is required to restore to income as a result of the Merger the deferred gains identified on Schedule 2 to the Debt and Cash Allocation Agreement attached as Exhibit C to the Distribution Agreement, then any resulting Tax shall be allocated equally between Industrial Company and Tenneco. For purposes of this Section 2.06(d), the term "change in law" shall mean any of the following occurring between the date of the Merger Agreement and the Effective Time: (i) an amendment to the Code; (ii) an amendment to the Treasury Regulations (including any issuance of proposed, temporary, or final Treasury Regulations); (iii) a decision of the Tax Court, any Federal District Court, the Court of Federal Claims, the Federal Circuit Court, or the United States Supreme Court; and (iv) any notice, announcement, or other administrative pronouncement published by the Internal

  Revenue Service in the Internal Revenue Bulletin to the effect that the Treasury Department intends to issue Treasury Regulations after the Effective Time that will be effective with respect to the Transactions.

    (e) Taxes Relating to Settlement Receipts For Account of Industrial Company. To the extent the economic benefit of any amounts received by the Energy Business prior to the Effective Time from the settlement of pending litigation (as identified on Schedule G2 to Exhibit G of the Merger Agreement) is allocated to Industrial Company under the Debt and Cash Allocation Agreement, any corresponding tax liability with respect to such amounts shall be allocated to Industrial Company.

  Section 3. Proration of Taxes for Straddle Periods

  3.01 General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulation
Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Distribution Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Distribution Date.

  3.02 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Distribution Periods, and any Taxes related to such items shall be treated under Treasury Regulation
Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Distribution Periods.

  Section 4. Preparation and Filing of Tax Returns

  4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7. As used in this Section 4, the terms "domestic" and "foreign" have the meanings ascribed to such terms in Code Section 7701.

  4.02 Industrial Company's Responsibility. Industrial Company has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

    (a) Tenneco Federal Consolidated Returns for Tax Periods ending on or before December 31, 1996.

    (b) Tax Returns for State Income Taxes (including Tax Returns with respect to State Income Taxes that are Separate Company Taxes) which the Companies reasonably determine, in accordance with Tenneco's past practices, are required to be filed by the Companies or any of their Affiliates for Tax Periods ending on or before December 31, 1996, other than Tax Returns with respect to State Income Taxes that are Separate Company Taxes of the Shipbuilding Group for Tax Periods beginning on or after the Distribution Date. If Acquiror elects or is required to combine the income of any Company or its Affiliates with the income of the Acquiror or any of its Affiliates (other than any Company or its Affiliates) with respect to any Tax Return for State Income Taxes for any Tax Period ending on or before December 31, 1996, Industrial Company shall provide to Acquiror in accordance with a compliance schedule to be agreed to by Industrial Company and Acquiror information and documents reasonably required by Acquiror to prepare and file such Tax Return, and Acquiror shall have the exclusive obligation and right to prepare and file such Tax Return, or to cause such Tax Return to be prepared and filed.

    (c) Tax Returns that are required to be filed by the members of the Industrial Group (including the federal consolidated Tax Return required to be filed by Tenneco International Holding Corp.).

Nothing in this Section 4.02 shall impose on Industrial Company any liability for any failure to file any Tax Return, or for failure to file any Tax Return when due, with respect to any Pre-Distribution Period if the due date for such return (including extensions) was prior to the Distribution Date.

  4.03 Shipbuilding Company's Responsibility. Shipbuilding Company has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed, Tax Returns required to be filed by members of the Shipbuilding Group other than those Tax Returns which Industrial Company is required to prepare and file under Section 4.02.

  4.04 Tenneco Responsibility. Tenneco shall prepare and file, or shall cause to be prepared and filed, Tax Returns required to be filed by or with respect to members of the Tenneco Group other than those Tax Returns which Industrial Company is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by Tenneco under this Section 4.04 shall include (a) the Tenneco Federal Consolidated Return for Tax Periods ending after December 31, 1996, (b) Tax Returns for Consolidated or Combined State Income Taxes which the Companies reasonably determine, in accordance with Tenneco's past practices, are required to be filed by the Companies or any of their Affiliates for Tax Periods ending after December 31, 1996, and (c) Tax Returns for State Income Taxes for Tax Periods ending on or before December 31, 1996 if Acquiror elects or is required to combine the income of any Company or its Affiliates with the income of the Acquiror or any of its Affiliates (other than any Company or its Affiliates) with respect to such Tax Return.

  4.05 Tax Accounting Practices

    (a) General Rule. Except as otherwise provided in this Section 4.05, any Tax Return for any Pre-Distribution Period or any Straddle Period, and any Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax
  Law), in accordance with reasonable Tax accounting practices selected by the Responsible Company. The Companies agree to report their portion of the consolidated cumulative overall foreign loss based on the notional account balances determined on a legal entity basis in a manner consistent with past practices.

    (b) Reporting of Transaction Tax Items Other Than Debt Discharge Items and Base Amount Adjustment Items. The tax treatment reported on any Tax Return of Tax Items relating to the Transactions shall be consistent with the treatment of such item in the IRS Ruling Letter (as defined in the Merger Agreement) and the Tax Opinion (unless such treatment is not permissible under the Code). To the extent there is a Tax Item relating to the Transactions which is not covered by the IRS Ruling Letter or the Tax Opinion, the Companies shall agree on the tax treatment of any such Tax Item reported on any Tax Return. For this purpose, the tax treatment of such Tax Items on a Tax Return by the Responsible Company with respect to such Tax Return shall be agreed to by the other Company unless either (i) there is no reasonable basis for such tax treatment, or (ii) such tax treatment is inconsistent with the tax treatment contemplated in the Ruling Request or in the Tax Opinion. Such Tax Return shall be submitted for review pursuant to Section 4.07(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to Section 15, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

    (c) Debt Discharge Items. Industrial Company shall determine the tax treatment of any Debt Discharge Item on any Tax Return, subject only to the other Companies' rights of review under Section 4.07.

    (d) Base Amount Adjustment Items. Tenneco shall determine the tax treatment of any Base Amount Adjustment Item on any Tax Return, subject only to the other Companies' rights of review under Section 4.07.

  4.06 Consolidated or Combined Returns. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if the Companies reasonably determine that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

  4.07 Right to Review Tax Returns

    (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review by the other Companies, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable, (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

    (b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis for the tax treatment of any material items reported on the Tax Return.

  4.08 Claims for Refund, Carrybacks, and Self-Audit Adjustments ("Adjustment Requests")

    (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Taxes. Except as provided in paragraphs (b), (c), and (d) below, each of the Companies hereby agrees that, unless each of the other Companies consents in writing, which consent shall not be unreasonably withheld, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Distribution Period shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Consolidated or Combined Income Tax any Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Carryback. Any Adjustment Request which the Companies consent to make under this Section
  4.08 shall be prepared and filed by the Responsible Company under Section
  4.02 for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

    (b) Exception for Adjustment Requests Related to Debt Discharge Items. Industrial Company shall have the right, without the consent of any other party, to file (i) IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) (or any similar Adjustment Request allowed under the Code or other Tax Laws) to claim the benefit of any reduction of required estimated Federal Income Tax as a result of Debt Discharge Items, or (ii) IRS Form 1139 (Corporation Application for Tentative Refund) or IRS Form 1120X (Corporation Amended Return) (or any similar Adjustment Request allowed under the Code or other Tax Laws), and to make any elections necessary to file such forms, with respect to any net operating loss Carryback arising in any Tax Period in which there is any reduction of Taxes as a result of Debt Discharge Items if any portion of such Carryback is attributable to such Debt Discharge Items (determined in accordance with the principles of Section 6.04). If Industrial Company is not the Responsible

  Company with respect to any such return, then the Responsible Company shall file such return upon request of the Industrial Company.

    (c) Exception for Adjustment Requests Related to Base Amount Adjustment Items. Tenneco shall have the right, without the consent of any other party, to file (i) IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) (or any similar Adjustment Request allowed under the Code or other Tax Laws) to claim the benefit of any reduction of required estimated Federal Income Tax as a result of Base Amount Adjustment Items, or (ii) IRS Form 1139 (Corporation Application for Tentative Refund) or IRS Form 1120X (Corporation Amended Return) (or any similar Adjustment Request allowed under the Code or other Tax Laws), and to make any elections necessary to file such forms, with respect to any net operating loss Carryback arising in Tax Period in which there is any reduction of Taxes as a result of Base Amount Adjustment Items if any portion of such Carryback is attributable to Base Amount Adjustment Items (determined in accordance with the principles of Section 6.04). If Tenneco is not the Responsible Company with respect to any such return, then the Responsible Company shall file such return upon request of the Industrial Company.

    (d) Exception for Adjustment Requests Related to Audit Adjustments. Each of the Companies shall be entitled, without the consent of any other Company, to require Industrial Company to file an Adjustment Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Taxes for any Pre-Distribution Tax Period. For example, if the Internal Revenue Service requires a Company to capitalize an item deducted for the taxable year 1993, the Company shall be entitled, without the consent of any other Company, to require Industrial Company to file an Adjustment Request for the taxable year 1994 (and later years) to take into account any depreciation or amortization deductions in such years directly related to the item capitalized in 1993.

    (e) Other Adjustment Requests Permitted. Nothing in this Section 4.08 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

    (f) Payment of Refunds. Any refunds or other Tax Benefits received by any Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of another Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company in accordance with Section 6.

  Section 5. Tax Payments and Intercompany Billings

  5.01 Payment of Taxes With Respect to Tenneco Federal Consolidated Returns Filed After the Distribution Date. In the case of any Tenneco Federal Consolidated Return the due date for which (including extensions) is after the Distribution Date,

    (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date, the Responsible Company shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.05 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and, if Tenneco is not the Responsible Company with respect to such Tax Return, shall notify Tenneco in writing of the amount of Tax required to be paid on such Payment Date. Tenneco will pay such amount to the Internal Revenue Service on or before such Payment Date.

    (b) Computation and Payment of Industrial Company Liability With Respect to Tax Due. Within 30 days following any Payment Date, Industrial Company will pay to Tenneco the excess (if any) of--

      (i) the Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the members of the Industrial Group as determined by the

    Responsible Company in a manner consistent with the provisions of
    Section 2.02(a) (relating to allocation of the Consolidated Tax Liability in accordance with the Federal Allocation Method) (the "Allocated Federal Tax Liability"), over

      (ii) the cumulative net payments with respect to such Tax Return prior to such Payment Date by the members of the Industrial Group (the "Cumulative Federal Tax Payment").

  If the Industrial Group Cumulative Federal Tax Payment is greater than the Industrial Group Allocated Federal Tax Liability as of any Payment Date, then Tenneco shall pay such excess to Industrial Company within 30 days of Tenneco's receipt of the corresponding Tax Benefit (i.e., through either a reduction in Tenneco's otherwise required Tax payment, or a refund of prior tax payments). Any amount due under Section 2.02(c) with respect to the Energy Investments Group net operating loss or taxable income as reported on the Tenneco Federal Consolidated Tax Return for the taxable year ended December 31, 1996 shall be paid within 30 days following the Payment Date which is the date the return is filed, and any subsequent adjustment to the payment due under Section 2.02(c) shall be paid with interest as determined in a manner consistent with the provisions of Section 5.02.

    (c) Computation and Payment of Shipbuilding Company Liability With Respect to Tax Due. Within the time for any payment under paragraph (b) of this subsection, the Responsible Company shall also notify Tenneco, if necessary, and Shipbuilding Company in writing of the Shipbuilding Group Allocated Federal Tax Liability and the Shipbuilding Group Cumulative Federal Tax Payment (computed in manner consistent with paragraph (b) of this subsection). If the Shipbuilding Group Allocated Federal Tax Liability exceeds the Shipbuilding Group Cumulative Federal Tax Payment, then Shipbuilding Company shall pay such excess to Tenneco within three business days following receipt of such notice. If the Shipbuilding Group Cumulative Federal Tax Payment exceeds the Shipbuilding Group Allocated Federal Tax Liability, then Tenneco shall pay such excess to Shipbuilding Company within 30 days of Tenneco's receipt of the corresponding Tax Benefit (i.e., either a reduction in Tenneco's otherwise required Tax payment, or a refund of estimated tax payments).

    (d) Deemed Cumulative Federal Tax Payment for First Payment Date After the Distribution Date. For purposes of Sections 5.01(b)(ii) and 5.01(c) with respect to the Tenneco Federal Consolidated Tax Return for the taxable year ended December 31, 1996, the Industrial Group's Cumulative Federal Tax Payment shall be equal to $49,000,000, and the Shipbuilding Group's Cumulative Federal Tax Payment shall be equal to $40,000,000.

    (e) Interest on Intergroup Tax Allocation Payments. In the case of any payments to Tenneco required under paragraphs (b) or (c) of this subsection 5.01, the payor shall also pay to Tenneco an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date to the date of payment. In the case of any payments by Tenneco required under paragraphs (b) or (c) of this subsection 5.01, Tenneco shall also pay to the payee an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount to the payee.

    (f) Representation Regarding Cumulative 1996 Federal Income Tax Payments. Industrial Company represents and warrants to Tenneco that, as of the the date hereof, $205,500,000 of cumulative net payments have been made by Tenneco, and credited by the Internal Revenue Service, with respect to the 1996 Tenneco Federal Consolidated Return.

  5.02 Payment of Federal Income Tax Related to Adjustments

    (a) Adjustments Resulting in Underpayments. Tenneco shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Tenneco Federal Consolidated Return for any Pre-Distribution Period. The Responsible Company shall compute the amount attributable to Industrial Group and the Shipbuilding Group in accordance with Section 2.02(b) and Industrial Company and Shipbuilding Company shall pay to Tenneco any amount due Tenneco under Section 2.02(b) within 30 days from the later of (i) the date the additional Tax was paid by Tenneco or (ii) the date of receipt by Industrial Company or Shipbuilding Company (as applicable) of a written notice and demand from Tenneco for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any amount due to Industrial Company or Shipbuilding Company under Section 2.02(b) shall be paid within 30 days from the date the additional Tax was paid by Tenneco to the Internal Revenue Service. Any payments required under this Section 5.02(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Tenneco to the date of the payment under this Section 5.02(a).

    (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by Tenneco of any Tax Benefit resulting from any adjustment to the Consolidated Tax Liability with respect to any Tenneco Federal Consolidated Return for any Pre-Distribution Period, Tenneco shall pay to Industrial Company and Shipbuilding Company, or Industrial Company and Shipbuilding Company shall pay to Tenneco (as the case may be), their respective amounts due from or to Tenneco as determined by the Responsible Company in accordance with Section 2.02(b). Any payments required under this Section 5.02(a) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Tenneco to the date of payment to Industrial Company or Shipbuilding Company under this
  Section 5.02(b).

  5.03 Payment of State Income Tax With Respect to Returns Filed After the Distribution Date

    (a) Computation and Payment of Tax Due. At least three business days prior to any Payment Date for any Tax Return with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.05 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and--

      (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, the Responsible Company shall, if Tenneco is not the Responsible Company with respect to such Tax Return, notify Tenneco in writing of the amount of Tax required to be paid on such Payment Date. Tenneco will pay such amount to such Tax Authority on or before such Payment Date.

      (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

    (b) Computation and Payment of Industrial Company Liability and Shipbuilding Company Liability With Respect to Tax Due. Within 120 days following the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file), (i) Industrial Company shall pay to Tenneco the tax liability allocable to the Industrial Group as determined by the Responsible Company under the provisions of Section 2.03(b)(i), plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by Industrial Company to Tenneco, and (ii) the Responsible Company shall notify Tenneco (if Tenneco is not the Responsible Company with respect to such Tax Return) and Shipbuilding Company in writing of the tax liability allocable to the Shipbuilding Group as determined by the Responsible Company under the provisions of Section 2.03(b)(i). Within three business days following receipt of such notice, Shipbuilding Company shall pay to Tenneco the Shipbuilding Group's allocated tax liability as set forth in such notice, plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by Shipbuilding Company to Tenneco.

  5.04 Payment of State Income Taxes Related to Adjustments

    (a) Adjustments Resulting in Underpayments. Tenneco shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period. Industrial Company and Shipbuilding Company shall pay to Tenneco their respective shares of any such additional Tax payment determined by the Responsible Company in accordance with Section 2.03(b)(ii) within 120 days from the later of (i) the date the additional Tax was paid by Tenneco or

  (ii) the date of receipt by Industrial Company or Shipbuilding Company (as applicable) of a written notice and demand from Tenneco for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Industrial Company and Shipbuilding Company shall also pay to Tenneco interest on their respective shares of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Tenneco to the date of their payment to Tenneco under this Section 5.04(a).

    (b) Adjustments Resulting in Overpayments. Within 120 days of receipt by Tenneco of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period, Tenneco shall pay to Industrial Company and Shipbuilding Company their respective shares of any such Tax Benefit determined by the Responsible Company in accordance with
  Section 2.03(b)(ii). Tenneco shall also pay to Industrial Company or Shipbuilding Company interest on their respective shares of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Tenneco to the date of payment to Industrial Company or Shipbuilding Company under this Section 5.04(b).

  5.05 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

  5.06 Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.06.

  Section 6. Tax Benefits

  6.01 General Rule. If a member of one Group receives any Tax Benefit with respect to any Taxes for which a member of another Group is liable hereunder, the Company receiving such Tax Benefit shall make a payment to the Company who is liable for such Taxes hereunder within 30 days following receipt of the Tax Benefit in an amount equal to the Tax Benefit (including any Tax Benefit realized as a result of the payment), plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount under this Section 6.01.

  6.02 Debt Discharge Items

    (a) Any Tax Benefit attributable to Debt Discharge Items (determined in accordance with the principles of Section 6.04) shall be credited against any amount owed by Industrial Company to Tenneco under Sections 5.01(b) or 5.03(b), and any excess Tax Benefit shall be paid by Tenneco to Industrial Company as an amount owed by Tenneco to Industrial Company under Sections 5.01(b) or 5.03(b). If the Tax Benefit is subsequently adjusted (including any adjustment to the Tax Benefit received as a reduction in otherwise required estimated tax payments), Industrial Company shall pay to Tenneco an amount equal to any reduction in the Tax Benefit, and Tenneco shall pay to Industrial Company an amount equal to any increase in the Tax Benefit, in each case under Section 5.01(b) (in the case of adjustments to Tax payments), or Sections 5.02 or 5.04 (in the case of audit adjustments).

    (b) Any Tax liability attributable to Debt Discharge Items (determined in accordance with the principles of Section 6.04) shall be paid by Industrial Company to Tenneco as an additional amount owed by Industrial Company to Tenneco under Section 5.01(b) or 5.03(b). Any adjustment to such Tax liability shall be paid under Section 5.01(b) (in the case of adjustments to Tax payments), or Sections 5.02 or 5.04 (in the case of audit adjustments).

    (c) Payments under this Section 6.02 shall include interest as provided under Sections 5.01, 5.02, 5.03, or 5.04, as applicable.

  6.03 Base Amount Adjustment Items. Any Tax Benefit (or Tax liability) attributable to Base Amount Adjustment Items (determined in accordance with the principles of Section 6.04) shall be for the account of Tenneco, regardless of the legal entity reporting such Tax Benefit or Tax liability. Pursuant to this Section 6.03, to the extent any net operating loss of the Tenneco Group is attributable to Base Amount Adjustment Items (determined in accordance with the principles of Section 6.04), any Tax Benefit associated with the deduction of such net operating loss (either in the current year or as a carryback or carryover) shall be for the account of Tenneco.

  6.04 Ordering of Tax Items. Tax Items for any Tax Period shall be taken into account for purposes of this Agreement in the following order of priority:

    (a) First, Tax Items other than Debt Discharge Items and Base Amount Adjustment Items.

    (b) Second, Debt Discharge Items and Base Amount Adjustment Items (other than GSR Items) in proportion to the relative net amounts of such items.

    (c) Third, GSR Items.

  Section 7. Assistance and Cooperation

  7.01 General. After the Distribution Date, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Section
8. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

  7.02 Income Tax Return Information. Each Company will provide to each other Company information and documents relating to their respective Groups required by the other Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with Tenneco's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

  Section 8. Tax Records

  8.01 Retention of Tax Records. Except as provided in Section 8.02, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Distribution Tax Periods, and Tenneco shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Companies. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Companies shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

  8.02 State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of Section 8.01, by the Company responsible for preparing and filing the applicable Tax Return.

  8.03 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

  Section 9. Tax Contests

  9.01 Notice. Each of the parties shall provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by one or more other parties hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

  9.02 Control of Tax Contests

    (a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

    (b) Consolidated or Combined Income Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax, (i) Shipbuilding Company shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Shipbuilding Adjustment, including settlement of any such Shipbuilding Adjustment, (ii) Tenneco shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Tenneco Adjustment, including settlement of any such Tenneco Adjustment, and (iii) Industrial Company shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Industrial Adjustment, including any settlement of any Industrial Adjustment, and (iv) the Tax Contest Committee shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Shipbuilding Adjustment, Tenneco Adjustment, or Industrial Adjustment. The Tax Contest Committee shall be comprised of two persons, one person selected by Industrial Company (as designated in writing to Tenneco) and one person selected by Tenneco (as designated in writing to Industrial Company). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. In the event the Tax Contest Committee shall be deadlocked on any matter, the provisions of Section 15 of this

  Agreement shall apply. The Tax Contest Committee shall consult in good faith with Shipbuilding Company to the extent Shipbuilding Company might reasonably be expected to be materially affected by such matters. A Company shall not agree to any Tax liability for which another Company may be liable under this Agreement, or compromise any claim for any Tax Benefit which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required).

  Section 10. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective on the Distribution Date. Immediately prior to the close of business on the Distribution Date (i) all Prior Intercompany Tax Allocation Agreements shall be terminated, and (ii) amounts due under such agreements as of the Distribution Date shall be settled as of the Distribution Date (including capitalization or distribution of amounts due or receivable under such agreements). Upon such termination and settlement, no further payments by or to Tenneco, by or to the Shipbuilding Group, or by or to the Industrial Group, with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be ignored for purposes of computing amounts due under this Agreement.

  Section 11. No Inconsistent Actions. Each of the Companies and the Acquiror covenants and agrees that it will not take any action, and it will cause its Affiliates to refrain from taking any action, which is inconsistent with the Tax treatment of the Transactions as contemplated in the Ruling Request or in the Tax Opinion (any such action is referred to in this Section 11 as a "Prohibited Action"), unless such Prohibited Action is required by law, or the person acting has obtained the prior written consent of each of the other parties (which consent shall not be unreasonably withheld). With respect to any Prohibited Action proposed by a Company or the Acquiror (the "Requesting Party"), each of the other parties (the "Requested Parties") shall grant its consent to such Prohibited Action if the Requesting Party obtains a ruling with respect to the Prohibited Action from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to each of the Requested Parties (except that the Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse effect upon such Requested Party). Without limiting the foregoing:

    (a) No Inconsistent Plan or Intent

      (i) Each of Industrial Company and Shipbuilding Company represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the Ruling Request or in the Tax Opinion. Regardless of any change in circumstances, each of Industrial Company and Shipbuilding Company covenants and agrees that it will not take, and it will cause its Affiliates to refrain from taking, any such inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Distribution Date other than as permitted in this Section 11. For purposes of applying this Section 11(a) to any such inconsistent action prior to the Effective Time, the members of the Tenneco Group shall be treated as Affiliates of Industrial Company.

      (ii) Acquiror represents and warrants that neither it nor any of its Affiliates has any plan or intent to take any action which is inconsistent with any factual statements or representations in the Ruling Request or in the Tax Opinion. Regardless of any change in circumstances, Acquiror covenants and agrees that it will not take, and it will cause Tenneco and the other Affiliates of Acquiror to refrain from taking, any such inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Distribution Date other than as permitted in this Section 11.

    (b) Amended or Supplemental Rulings. Each of the Companies covenants and agrees that it will not file, and it will cause its Affiliates to refrain from filing, any amendment or supplement to the Ruling Request subsequent to the Distribution Date without the consent of the other Companies, which consent shall not be unreasonably withheld.

  Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

  Section 13. Employee Matters. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting.

  Section 14. Treatment of Payments; Tax Gross Up

  14.01 Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law,

    (a) any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the distribution of the Industrial Common Shares and the Shipbuilding Common Shares to Tenneco shareholders on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws), and

    (b) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the distribution of Industrial Common Shares and Shipbuilding Common Shares to Tenneco shareholders on the Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

  14.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

  14.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 14.02 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

  Section 15. Disagreements. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 17, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

  Section 16. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 16 or the interest rate provided under such other provision.

  Section 17. Expenses. Except as provided in Section 15, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

  Section 18. Special Rules for Determining Members of Groups. For purposes of this Agreement, the following special rules shall apply for determining the members of the Industrial Group and members of the Shipbuilding Group:

  18.01 Tennessee Gas Pipeline Company. The assets and activities of Tennessee Gas Pipeline Company for Pre-Distribution Periods that comprise the Walker Manufacturing Company Division, the Tenneco Automotive Headquarters Division, and the Tenneco Brakes Division, as jointly determined by Industrial Company and Tenneco in accordance with past practices, shall be combined and treated as a separate corporate entity which is a member of the Industrial Group.

  18.02 Former Affiliates of Shipbuilding Group or Industrial Group. The entities listed on Schedule 1 attached hereto shall be treated as members of the Shipbuilding Group, and the entities listed on Schedule 2 attached hereto shall be treated as members of the Industrial Group. Any entity substantially all of the assets and liabilities of which have been transferred to a member of the Shipbuilding Group (e.g., by a statutory merger) shall be treated as a member of the Shipbuilding Group, and any entity substantially all of the assets and liabilities of which have been transferred to a member of the Industrial Group shall be treated as a member of the Industrial Group. For example, Newport News Shipbuilding and Dry Dock Company, a Virginia corporation, shall, by virtue of its merger into Tenneco InterAmerica Inc., be treated as a member of the Shipbuilding Group. For purposes of this paragraph, Tenneco's Affiliates shall not be limited to persons who are Affiliates immediately after the Distributions.

  Section 19. General Provisions

  19.01 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

    If to Shipbuilding Company:

      Director, Taxes
      Newport News Shipbuilding and Dry Dock Company
      4101 Washington Avenue
      Newport News, VA 23607

    If to Tenneco:

      Director, Taxes
      Tennessee Gas Pipeline Co.
      1010 Milam Street
      Houston, Texas 77002

      With a copy to:
      Director, Taxes
      El Paso Natural Gas Co.
      One Paul Kayser Center
      100 North Stanton Street
      El Paso, Texas 79901

    If to Industrial Company:

      Robert G. Simpson
      Vice President, Tax
      Tenneco Inc.
      1275 King Street
      Greenwich, CT 06831

    If to Acquiror:

      Director, Taxes
      El Paso Natural Gas Co.
      One Paul Kayser Center
      100 North Stanton Street
      El Paso, Texas 79901

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

  19.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

  19.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

  19.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

  19.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with
Section 9.

  19.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

  19.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

  19.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.08), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

  19.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

  19.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                          Tenneco Inc.

                                                 /s/ Robert G. Simpson
                                          By: _________________________________
                                                    Vice President, Tax
                                          Its: ________________________________

                                          Newport News Shipbuilding Inc.

                                                /s/ Stephen B. Clarkson
                                          By: _________________________________
                                              Vice President, General Counsel
                                          Its: ________________________________

                                          New Tenneco Inc.

                                                 /s/ Robert G. Simpson
                                          By: _________________________________
                                                     Robert G. Simpson
                                                   Vice President, Taxes

                                          El Paso Natural Gas Company

                                                 /s/ Britton White, Jr.
                                          By: _________________________________
                                                   Senior Vice President
                                          Its: ________________________________

                             TAX SHARING AGREEMENT

                                  SCHEDULE 1

                 ADDITIONAL MEMBERS OF THE SHIPBUILDING GROUP

  For purposes of this Agreement, in addition to Shipbuilding Company and its Affiliates as determined immediately after the Distribution Date, the Shipbuilding Group shall be deemed to include any corporation which was (1) a member of the affiliated group (as defined in Code Section 1504(a), but treating all corporations as "includible corporations" for purposes of such Code Section) of which Tenneco is the common parent, (2) was included in the "shipbuilding" segment for purposes of segment reporting in Tenneco's Annual Reports on Form 10-K, and (3) sold, transferred, otherwise disposed of, or discontinued prior to the date hereof. Without limiting the foregoing, the Shipbuilding Group shall include:

    Sperry Marine Inc.
    Sperry Marine-Asia Inc.
    Sperry Marine (S) PTE Ltd. (Singapore)
    Sperry Marine S.p.A. (Italy)
    Sperry Marine S.A.R.L. (France)
    Sperry Marine Limited (United Kingdom)
    Sperry Marine GmbH (Germany)
    Sperry Marine A/S (Denmark)
    Sperry Marine A/S (Norway)
    Sperry Marine B.V. (Netherlands)

                             TAX SHARING AGREEMENT

                                  SCHEDULE 2

                  ADDITIONAL MEMBERS OF THE INDUSTRIAL GROUP

  For purposes of this Agreement, in addition to Industrial Company and its Affiliates as determined immediately after the Distribution Date, the Industrial Group shall be deemed to include any corporation which was (1) a member of the affiliated group (as defined in Code Section 1504(a), but treating all corporations as "includible corporations" for purposes of such Code Section) of which Tenneco is the common parent, (2) was included in the "automotive parts" or "packaging" segment for purposes of segment reporting in Tenneco's Annual Reports on Form 10-K, and (3) sold, transferred, otherwise disposed of, or discontinued prior to the date hereof.

                             TAX SHARING AGREEMENT

                                   SCHEDULE 3

                            ENERGY INVESTMENTS GROUP

KERN COUNTY LAND COMPANY
PETRO-TEX CHEMICAL CORPORATION
TENFAC CORPORATION
TENNCHASE, INC.
TENNECO COAL COMPANY
TENNECO CORPORATION
TENNECO CREDIT CORPORATION
TENNECO EQUIPMENT CORPORATION (f/k/a Case Corporation)
TENNECO EQUIPMENT HOLDING IV CO. (f/k/a Case Finance Co.)
TENNECO EQUIPMENT HOLDING V CO. (f/k/a Integrated Technical Systems, Inc.) TENNECO EQUIPMENT HOLDING VI CO. (f/k/a Viscosity Oil Co.)
TENNECO INC.
TENNECO INSURANCE VENTURES
TENNECO INTERAMERICA, INC.
TENNECO INTERNATIONAL, INC.
TENNECO MINERALS COMPANY--CALIFORNIA
TENNECO MINERALS COMPANY--NEVADA
TENNECO OIL COMPANY
TENNECO POLYMERS, INC.
TENNECO SHALE OIL COMPANY
TENNECO SNG, INC.
TENNECO SYNFUELS COMPANY
TENNECO WEST
TENNESSEE GAS PIPELINE COMPANY--CORPORATE DIVISION